As filed with the Securities and Exchange Commission on July 19, 2023

Registration No. 333-249425

Registration No. 333-254097

Registration No. 333-263393

Registration No. 333-270839

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8 Registration Statement No. 333-249425

Form S-8 Registration Statement No. 333-254097

Form S-8 Registration Statement No. 333-263393

Form S-8 Registration Statement No. 333-270839

UNDER

THE SECURITIES ACT OF 1933

Oncorus, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-3779757
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 Corporate Drive Andover, Massachusetts	01810
(Address of principal executive offices)	(Zip Code)

Oncorus, Inc. 2016 Equity Incentive Plan, as amended

Oncorus, Inc. 2020 Equity Incentive Plan

Oncorus, Inc. 2020 Employee Stock Purchase Plan

(Full titles of the plans)

Brian J. Shea

President and Interim Chief Executive Officer

General Counsel & Secretary

Oncorus, Inc.

4 Corporate Drive

Andover, Massachusetts 01810

(339) 240-3330

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Marc A. Recht

Brian F. Leaf

Courtney T. Thorne

Cooley LLP

500 Boylston Street

Boston, Massachusetts 02116

(617) 937-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (each, a "Registration Statement" and, collectively, the "Registration Statements"), previously filed by Oncorus, Inc. (the "Company"), with the U.S. Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form S-8 (File No. 333-249425), originally filed with the SEC on October 9, 2020, pertaining to the registration of 2,819,048 shares of the Company’s common stock, $0.0001 par value per share ("Common Stock"), under the Company’s 2020 Equity Incentive Plan (the "2020 Plan"), 280,000 shares of Common Stock under the Company’s 2020 Employee Share Purchase Plan (the "2020 ESPP"), and 2,109,151 shares of Common Stock under the Company's 2016 Equity Incentive Plan, as amended (the "2016 Plan");
•
Registration Statement on Form S-8 (File No. 333-254097), originally filed with the SEC on March 10, 2021, pertaining to the registration of an additional 1,130,896 shares of Common Stock under the 2020 Plan;
•
Registration Statement on Form S-8 (File No. 333-263393), originally filed with the SEC on March 9, 2022, pertaining to the registration of an additional 1,292,458 shares of Common Stock under the 2020 Plan; and
•
Registration Statement on Form S-8 (File No. 333-270839), originally filed with the SEC on March 24, 2023, pertaining to the registration of an additional 1,298,656 shares of Common Stock under the 2020 Plan and an additional 259,731 shares of Common Stock under the 2020 ESPP.

The Company is filing this Post-Effective Amendment No. 1 to the Registration Statements 333-249425; 333-254097; 333-263393; and 333-270839 to withdraw and remove from registration any and all shares of Common Stock that remain unsold or otherwise unissued under the Registration Statements.

On June 6, 2023, the Company’s board of directors approved a Plan of Dissolution (the "Plan of Dissolution") which, following the approval by the Company’s stockholders at the special meeting to be held on July 28, 2023, authorizes the Company to liquidate and dissolve the Company in accordance with the Plan of Dissolution.

In connection with the Plan of Dissolution, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Andover, Massachusetts on July 19, 2023.

ONCORUS, INC.

Date: July 19, 2023	By:	/s/ Brian J. Shea
	Name:	Brian J. Shea
	Title:	President and Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Brian J. Shea	President and Interim Chief Executive Officer	July 19, 2023
Brian J. Shea	(Principal Executive Officer)

/s/ Alexander Nolte	Interim Chief Financial Officer	July 19, 2023
Alexander Nolte	(Principal Financial Officer and Principal Accounting Officer)

/s/ Ted Ashburn	Chairman of the Board of Directors	July 19, 2023
Theodore (Ted) Ashburn, M.D., Ph.D.

*	Director	July 19, 2023
Mitchell Finer, Ph.D.

*	Director	July 19, 2023
Douglas M. Fambrough, III, Ph.D.

*	Director	July 19, 2023
Mary Kay Fenton

*	Director	July 19, 2023
Spencer Nam

*	Director	July 19, 2023
Eric Rubin

*	Director	July 19, 2023
Barbara Yanni

*By:	/s/ Ted Ashburn
Theodore (Ted) Ashburn, M.D., Ph.D.
Attorney-in-fact